calculation of registration fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Senior Unsecured Notes	$500,000,000.00	$53,500.00

PROSPECTUS	Pricing Supplement Number: 4462
Dated March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated October 23, 2006
Dated March 29, 2006	Registration Statement: No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Floating Rate Notes)
Issuer:	General Electric Capital Corporation

Ratings:	Aaa/AAA

Trade Date:	October 23, 2006

Settlement Date (Original Issue Date):	October 26, 2006

Maturity Date:	October 24, 2008

Principal Amount:	US$500,000,000

Price to Public (Issue Price):	100.000%

Agents Commission:	0.10%

All-in Price:	99.900%

Accrued Interest:	N/A

Net Proceeds to Issuer:	US$499,500,000

Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate

Index Currency:	U.S. Dollars

Spread (plus or minus):	0.00%

Index Maturity:	One Month

Interest Payment Period:	Monthly

Interest Payment Dates:	Monthly on the 26th of each month, commencing November 26, 2006 and ending on the Maturity Date

Page 2
Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date

Interest Reset Periods and Dates:	Monthly on each Interest Payment Date

Interest Determination Dates:	Monthly, two London Business Days prior to each Interest Reset Date

Day Count Convention:	Actual/360

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.

CUSIP:	36962GY73

ISIN:	N/A

Common Code:	N/A

Investing in the Notes involves risks. See "Risks of Foreign Currency Notes and Indexed Notes" on Page 2 of the accompanying Prospectus Supplement and "Risk Factors" on Page 2 of the accompanying prospectus.

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (collectively, the "Underwriters"), as principal, at 100.000% of the aggregate principal amount less an underwriting discount equal to 0.10% of the principal amount of the Notes.

Institution Lead Managers:	Commitment
J.P. Morgan Securities Inc.	$240,000,000
Lehman Brothers Inc.	$240,000,000

Co-managers:
Blaylock & Company, Inc.	$5,000,000
Samuel A. Ramirez & Company, Inc.	$5,000,000
Utendahl Capital Group, L.L.C.	$5,000,000
The Williams Capital Group, L.P.	$5,000,000

Total	$500,000,000

GE Capital Markets, Inc. will act as a sales agent in connection with the offering and will receive a fee from the underwriters equal to 0.032% of the principal amount of the notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Page 3
Filed Pursuant to Rule 424(b)(3)
Dated October 23, 2006
Registration Statement No. 333-132807

Additional Information:

At June 30, 2006, the Company had outstanding indebtedness totaling $382.374 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2006, excluding subordinated notes payable after one year, was equal to $379.581 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Six Months ended June 30,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.62

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.